Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 01/31/10
File number 811-07888

77C.           The Board of Trustees of Limited Term Tax-Exempt Bond Fund of America presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the Limited Term Tax-Exempt Bond Fund of America are as follows:

Election of Trustees:

Trustee	Votes For	Votes Withheld
Lee A. Ault III	101,775,879	2,045,555
William H. Baribault	101,790,077	2,031,357
Brenda S. Ellerin	101,797,501	2,023,933
James G. Ellis	101,774,529	2,046,905
Martin Fenton	101,792,323	2,029,111
Leonard R. Fuller	101,791,124	2,030,310
Paul G. Haaga, Jr.	101,781,709	2,039,725
W. Scott Hedrick	101,790,801	2,030,633
R. Clark Hooper	101,788,736	2,032,698
Merit E. Janow	101,789,973	2,031,461
Laurel B. Mitchell	101,776,602	2,044,832
Frank M. Sanchez	101,793,828	2,027,606
Margaret Spellings	101,777,582	2,043,852
Steadman Upham	101,773,662	2,047,772

Approval of an agreement to reorganize the fund from a Massachusetts Business Trust into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
76,467,143	2,232,854	25,121,437

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	Policy regarding investing in tax-exempt securities
h.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	76,257,961	2,516,583	25,046,890
3b.	76,144,236	2,435,211	25,241,987
3c.	76,326,069	2,343,643	25,151,722
3d.	76,189,956	2,515,359	25,116,119
3e.	75,941,154	2,729,518	25,150,762
3f.	76,386,532	2,274,015	25,160,887
3g.	76,483,277	2,133,261	25,204,896
3h.	75,922,420	2,749,504	25,149,510

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
75,640,337	2,995,963	25,185,134

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
75,918,633	2,604,129	25,298,672

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
74,835,703	3,666,278	25,319,453

*Includes broker non-votes.